EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

J. C. Penney Company, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-8 (Registration Nos. 33-28390, 33-66070, 333-33343, 333-27329, 333-62066, 333-125356 and 333-159349) and on Form S-3 (Registration No. 333-142317-01) of J. C. Penney Company, Inc. of our reports dated March 29, 2010, with respect to the consolidated balance sheets of J. C. Penney Company, Inc. and subsidiaries as of January 30, 2010 and January 31, 2009, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the years in the three-year period ended January 30, 2010, and the effectiveness of internal control over financial reporting as of January 30, 2010, which reports appear in the January 30, 2010 Annual Report on Form 10-K of J. C. Penney Company, Inc. Our report refers to the change in the Company’s method of accounting for inventories from the last-in, first-out (LIFO) method to the first-in, first-out (FIFO) method in 2009, the change in manner in which it accounts for and discloses fair value measurements in 2008 and the transition to a fiscal year-end measurement date to record the funded status of defined pension and other benefit plans in 2008.

Dallas, Texas

March 29, 2010